Exhibit 10.5

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made as of April 2, 2015 (the “Effective Date”), by and between Noramco, Inc., a Georgia corporation, with offices at 500 Swedes Landing Road, Wilmington, Delaware 19801 (“Noramco”) and Depomed, Inc., a California corporation located at 7999 Gateway Boulevard, Suite 300, Newark, California 94560 (hereinafter referred to as “Purchaser”).  Noramco and Purchaser may be referred to herein as a “Party” or “Parties” as the context may require.

RECITALS

WHEREAS, Noramco is engaged in the business of manufacturing and selling active pharmaceutical ingredients, including tapentadol (“API”);

WHEREAS, Janssen Pharmaceuticals, Inc. (“Seller”), an Affiliate of Noramco, and Purchaser are parties to that certain Asset Purchase Agreement, dated as of January 15, 2015 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, certain rights and assets related to the products containing API set forth on Appendix A (the “Products”), and Purchaser agreed to assume certain liabilities related to the Products, in the United States (the “Transaction”);

WHEREAS, prior to the Effective Date, Noramco manufactured and supplied API to Seller and its Affiliates for use in the commercial manufacture of Products for distribution in the United States;

WHEREAS, pursuant to Section 6.07 of the Asset Purchase Agreement, Purchaser and Seller (or its Affiliate) agreed to enter into an API supply agreement pursuant to which, following the closing of the Transaction, Seller or its Affiliate would manufacture and supply Purchaser’s requirements of API for use in (i) the validation and qualification of Purchaser’s facility for the manufacture of Products and (ii) following the validation and qualification of Purchaser’s facility, the manufacture of Purchaser’s requirements of finished Products for distribution in the United States, on the terms set forth in Exhibit D to the Asset Purchase Agreement; and

WHEREAS, Purchaser wishes to purchase API, and Noramco is willing to supply API to Purchaser, on the terms and conditions of this Agreement.

NOW THEREFORE, INTENDING TO BE LEGALLY BOUND HEREBY AND IN CONSIDERATION OF THE MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

DEFINITIONS

For purposes of this Agreement, the following words or expressions have the meanings provided below:

“AAA” shall have the meaning set forth in Section 19.1.

“AAA Rules” shall have the meaning set forth in Section 19.2.

“Action” shall have the meaning set forth in Section 10.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“API” shall have the meaning set forth in the Recitals.

“API Manufacturing Patents” mean United States Patent No. [***] and United States Patent No. [***].

“Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

“Breaching Party” shall have the meaning set forth in Section 13.2.

“cGMP” means current good manufacturing practices as required by the rules and regulations of the FDA, as applicable to the manufacturing, packaging, handling, storage and control of API.

“Commercial Use” shall have the meaning set forth in Section 1.3.

“Confidential Information” shall have the meaning set forth in Section 11.5.

“DEA” means the Drug Enforcement Administration of the US Department of Justice or any successor organization.

“Dispute” shall have the meaning set forth in Section 19.1.

“DMF” means the Drug Master File as filed with the FDA by Noramco or its Affiliates.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“FDA” means the United States Food and Drug Administration or any successor organization.

“Finished Good Tapentadol” means the amount of API contained in the finished Product, as calculated in the manner set forth on Appendix D, manufactured at a Seller facility (using the standard

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

manufacturing practices at such Seller facility) and sold to Purchaser under the Transitional Supply Agreement for Commercial Use only in the United States.

“Force Majeure Events” shall have the meaning set forth in Section 16.1.

“Forecast” shall have the meaning set forth in Section 3.1.

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Infringement Claim” has the meaning set forth in Section 12.2.

“Initial Price Term” shall mean the term commencing on the Effective Date and ending on [***].

“Initial Term” shall have the meaning set forth in Section 13.1.

“J&J Calendar Year” shall mean a calendar year based on the Johnson & Johnson Universal Calendar.

“Losses” shall have the meaning set forth in Section 10.1.

“Manufacturing Interruptions” shall have the meaning set forth in Section 8.1.

“Manufacturing Quota” means the amount of an API allotted to Noramco by the DEA pursuant to applicable DEA regulations so that Noramco may manufacture API.

“Manufacturing Quota Restrictions” shall have the meaning set forth in Section 8.2.

“Non-Commercial Use” shall have the meaning set forth in Section 1.1.

“Nonconforming API” shall have the meaning set forth in Section 6.1.

“Noramco” shall have the meaning set forth in the preamble to this Agreement.

“Noramco Indemnitee” shall have the meaning set forth in Section 10.1.

“Party/Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division, unincorporated organization, or an operating group of any of the foregoing or any other entity or organization, whether governmental or otherwise.

“Post-Transfer Supply Agreement” shall have the meaning set forth in the Asset Purchase Agreement.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Procurement Quota” means the quota allotted to Purchaser by the DEA pursuant to applicable DEA regulations so as to permit shipment of API from Noramco to Purchaser.

“Procurement Quota Restrictions” shall have the meaning set forth in Section 8.3.

“Products” shall have the meaning set forth in the Recitals.

“Purchase Order” shall have the meaning set forth in Section 3.3.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnitee” shall have the meaning set forth in Section 10.2.

“Purchaser’s Facility” means the manufacturing facility of Purchaser (or its designee).

“Quality Agreement” means the agreement related to quality assurance and control entered into between Purchaser and Seller as of the date hereof.

“Regulatory Authority” means any and all governmental bodies and organizations regulating the manufacture, importation, distribution, use and/or sale of a Product.

“Renewal Term” shall have the meaning set forth in Section 13.1.

“Seller” shall have the meaning set forth in the Recitals.

“Specification(s)” means the API specification(s) contained in Appendix B, except as may be agreed in writing by Purchaser and Noramco as an amendment to this Agreement.

“Supply Price” shall have the meaning set forth in Section 4.1.

“Term” shall have the meaning set forth in Section 13.1.

“Transaction” shall have the meaning set forth in the Recitals.

“Transition Period” means the period beginning on the Effective Date and ending on the date that Purchaser commences the manufacture of any Product for Commercial Use at Purchaser’s Facility for distribution in the United States.

1.                                      SUPPLY

1.1.                            Subject to the terms and conditions of this Agreement, during the first [***] of the Term, Noramco shall supply to Purchaser, and Purchaser shall purchase from Noramco, [***] of Purchaser’s requirements of API and thereafter, Noramco shall supply to Purchaser, and Purchaser shall purchase from Noramco, [***] of Purchaser’s requirements of API; provided however, that beginning the first full J&J Calendar Year after the Transition Period, Purchaser shall purchase from Noramco a minimum annual volume of [***] of API during the Term,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

subject to availability of Manufacturing Quota and Procurement Quota.  The calculation of the minimum annual volume of API shall include the Finished Good Tapentadol as calculated in accordance with Appendix D.  [***]

1.2.                            During the Transition Period, such API is for use in the qualification and validation of Purchaser’s facility for the manufacture of Products, clinical and non-clinical development of Products, or analytical testing or analytical development of Products (such use “Non-Commercial Use”).  Purchaser shall not use any API supplied by Noramco during the Transition Period for any purpose other than Non-Commercial Use without Noramco’s prior written consent.

1.3.                            After the Transition Period, such API is for use in the manufacture of Products for commercial distribution in the United States (such use “Commercial Use”).  Purchaser shall not use any API supplied by Noramco for any purpose other than Commercial Use or Non-Commercial Use without Noramco’s prior written consent.

1.4.                            Noramco shall use commercially reasonable efforts to supply Purchaser with API in the quantities and on the date(s) specified in each Purchaser purchase order. Noramco will use commercially reasonable efforts to supply Purchaser with impurity reference standards related to API at a commercially reasonable cost, with such impurity reference standards to be used only to support Purchaser’s analytical testing.

1.5.                            Purchaser will keep accurate records of its requirements of API during the Term, and, upon the request of Noramco, will permit Noramco or its duly authorized agents to examine such records during normal business hours for the purpose of verifying the correctness of all calculations in such records.

2.                                      PERMITS; DMF(S) AND cGMP

2.1.                            Noramco will be responsible for obtaining [***] any licenses or permits, and any regulatory and government approvals necessary for the manufacture of API, provided that Manufacturing Quota is addressed in Article 8 below.

2.2.                            Noramco [***] has filed or will file and shall maintain a valid DMF covering the API during the Term, all in accordance with all applicable laws, rules and regulations of the FDA or any other Regulatory Authority.

2.3.                            Noramco shall provide Purchaser with an access or right of reference letter entitling Purchaser to make continuing reference to the Noramco DMFs in connection with any regulatory filings made with the FDA by Purchaser with respect to Product.

2.4.                            Noramco shall provide a certificate of analysis with each shipment of API delivered hereunder.  All API sold to Purchaser under this Agreement will be manufactured in accordance with cGMP and conform to the Specifications.

2.5.                            A Party that desires a change in filed Specifications shall provide the other Party with its written request therefore, in a timely manner, and in no case, later than [***] before the Product made using the changed filed Specifications is delivered.  Requested changes shall be

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

implemented only if and after the other Party consents to them, which consent shall not be unreasonably withheld.  The Party requesting a change in filed Specifications shall bear the financial costs of implementing such change.

3.                                      FORECASTS AND PURCHASE ORDERS FOR API

3.1.                            On [***] throughout the Term, Purchaser shall provide to Noramco a [***] rolling ([***]), binding (except as set forth below) forecast (each a “Forecast”) of the anticipated monthly purchases of API under this Agreement, provided that the initial Forecast shall be provided to Noramco no later than [***] after the Effective Date.  The Forecast will include quantities for planned regulatory filings.  The [***] Forecast shall be binding on Purchaser and shall constitute a firm commitment by Purchaser to issue a purchase order for the API indicated for such months, subject to availability of Manufacturing Quota and Procurement Quota, provided, however, that if necessary in light of significant changes in the market for the Products due to availability of a generic equivalent of the Products, regulatory actions or other developments materially and adversely affecting the market for the Products, the Parties will discuss in good faith and mutually agree upon a commercially reasonable reduction to such forecasts.  With respect to any Forecast submitted by Purchaser hereunder, Purchaser may request an increase of no greater than [***] in the quantity of API forecast [***] and Noramco shall take commercially reasonable efforts to accommodate such request.

3.2.                            With respect to each Forecast (and any increase to such Forecast), [***]

3.3.                            Purchaser shall place monthly purchase orders for API with Noramco, each of which shall specify quantities in kilograms and a delivery date that is not less than [***], nor more than [***], from the date of Noramco’s receipt of such purchase order (each, a “Purchase Order”).  Subject to this Section 3.3 and Article 8, Noramco shall supply and deliver such quantities of API to Purchaser as set forth in each Purchase Order, provided that, unless Noramco otherwise agrees in its sole discretion, each Purchase Order shall be consistent with the quantities set forth in the applicable Forecast provided in accordance with Section 3.1 and the delivery date restrictions set forth in this Section 3.3.  Each Purchase Order must be submitted with a certificate of available Procurement Quota or a completed DEA Form 222 which evidences that Purchaser shall be able to take delivery of the API subject to the Purchase Order; provided, however, that Noramco, in its sole discretion, may agree to accept a Purchase Order which specifies the amounts of API that are contingent upon future receipt of Procurement Quota.  In the event that Noramco accepts any Purchase Order which specifies that all or a portion of API is contingent upon receipt of Procurement Quota, the supply and purchase thereof shall be subject to Article 8.

4.                                      CONSIDERATION FOR SUPPLY OF API

4.1.                            The price of API to be sold to Purchaser during the Initial Price Term shall be based on the annual volume of API ordered by Purchaser as set forth on Appendix C (the “Supply Price”).  For the avoidance of doubt [***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

4.2.                            After the Initial Price Term, a reasonable increase in the Supply Price shall be mutually agreed upon by the Parties [***]  In the event a mutual agreement is not reached on the price increase, the Supply Price shall be [***]

4.3.                            In addition to the foregoing, at any time during the Term, Noramco shall be entitled to adjust the Supply Price in the event of increases to the cost of raw materials or fees of third party contractors incurred by Noramco as compared with such costs on the Effective Date; provided, however, that such adjustments to the Supply Price shall not take effect until Noramco and Purchaser discuss such adjustments in good faith.  Such Supply Price increases shall be applicable to any and all orders placed more than [***] after Noramco has notified Purchaser of the increase in writing.  Purchaser shall be entitled to request that an independent certified accountant verifies the accuracy of any such Supply Price increases.

4.4.                            Purchaser shall pay Noramco for all supplied quantities of API within [***] from the date of invoice, provided that, pending resolution of any disagreement under Article 6, Purchaser is not obligated for any payment payable with respect to API for which Purchaser has delivered a written objection pursuant to Article 6.

4.5.                            All payments payable for the purchase of API will be made by electronic transfer of United States Dollars to an account designated in writing by Noramco.

4.6.                            Noramco will not be obligated to honor orders or shipments to Purchaser should Purchaser’s account with Noramco fall greater than [***] in arrears.

4.7.                            In addition to the Supply Price for quantities of API delivered hereunder, Purchaser shall pay Noramco any and all governmental taxes, charges or duties of every kind (excluding any tax based upon Noramco’s net income) that Noramco may be required to collect or pay upon sale, transfer or shipment of API to Purchaser.

5.                                      SHIPMENT OF API

5.1.                            Noramco shall make deliveries of API to Purchaser or its designate [***].  Each shipment of API delivered to Purchaser hereunder shall be accompanied by an invoice for the quantity of API included in such shipment.

5.2.                            In the event that a Purchase Order is delivered where delivery of any API thereunder is contingent upon Purchaser securing Procurement Quota, Noramco may require cash or satisfactory security prior to accepting such Purchase Order or shipments or deliveries of API hereunder.  The election by Noramco to require such cash or security shall not affect the obligation of Purchaser to take and pay for the ordered API.  Purchaser shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Noramco in the collection of any sum payable by Purchaser to Noramco under this Agreement.  Noramco shall be entitled to interest on any overdue sum at the maximum rate allowed by applicable law.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.                                      INSPECTION AND REJECTION

6.1.                            All API delivered to Purchaser hereunder may be inspected by Purchaser and rejected if the API does not meet the Specifications or has not been manufactured in accordance with cGMP(s) (any such API, “Nonconforming API”).  API will be deemed accepted if Noramco does not receive a written notice from Purchaser setting forth in reasonable detail the claimed visible nonconformity within [***] after delivery to Purchaser of such API or the claimed non-visible nonconformity within [***] after Purchaser’s discovery of such non-visible nonconformity, provided, however, in no event shall any API be rejected based on nonconformity less than [***] prior to its expiration date.

6.2.                            Upon receipt of a written notice that any API delivered hereunder is Nonconforming API within the time period specified in Section 6.1, Noramco will have [***] to inspect the allegedly Nonconforming API and make a reasonable assessment of the alleged nonconformance.  At Noramco’s request, Purchaser must promptly supply samples of the allegedly Nonconforming API or some other evidence of nonconformity that Noramco may reasonably specify.

6.3.                            If Noramco disagrees with Purchaser’s determination that API delivered hereunder is Nonconforming API, Noramco shall promptly notify Purchaser and, if the Parties are unable to resolve such disagreement within a [***] period, such disagreement will be investigated in accordance with the Quality Agreement.  If the Parties cannot agree after such investigation whether such API is in fact Nonconforming API, (a) if Purchaser alleges that such API does not meet the Specifications, then samples of such API will be submitted to a qualified independent laboratory mutually agreed to by Noramco and Purchaser for testing and such laboratory will use the test methods contained in the applicable Specifications or (b) if Purchaser alleges that such API has not been manufactured in accordance with cGMP(s), then such disagreement shall be referred to a mutually agreed upon third party expert for resolution which shall include root cause investigation, independent expert assessment, independent third party testing and replacement of API.  The determination of such laboratory or third party expert with respect to all or part of such API will be final and binding on the Parties, absent manifest error.  The fees and expenses of the laboratory or third party expert incurred in making such determination will be paid by Noramco, if the determination is made against Noramco or by Purchaser, if the determination is made against Purchaser.

6.4.                            If the Parties agree or there is a determination under Section 6.3 that any API delivered hereunder is Nonconforming API, Noramco, at its sole cost and expense and as Purchaser’s sole remedy shall, subject to Sections 10.4 and 10.5, promptly replace such Nonconforming API and reimburse Purchaser [***].  Nonconforming API will be returned to Noramco at its expense.

6.5                               During the Term and for [***] thereafter, Purchaser shall have the right, upon at least [***] notice, to inspect, during normal business hours, those areas of Noramco’s production facilities where API is manufactured, handled, packaged and stored, any facility or location where API is tensed, and to audit the records described in this Agreement.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

7.                                      PRODUCT COMPLAINTS, ADVERSE EXPERIENCES AND RECALLS

7.1.                            During the Term, Noramco shall assist Purchaser with any necessary investigation arising from customer complaints relating to Product in accordance with the Quality Agreement.  Without in any manner limiting the foregoing, each of Purchaser and Noramco shall comply with FDA requirements for complaint handling. Purchaser shall maintain a system for monitoring, investigating, and following up on adverse event reports received by it involving Product(s), and shall provide prompt notice to Noramco of any Product complaints, including, but not limited to, information concerning adverse drug events that are required to be reported to FDA, side effects, injury, toxicity, or sensitivity reaction in those instances where the adverse drug event can be attributed specifically to the API.

7.2.                            Each Party shall notify the other Party of any regulatory action or other action concerning the safety of the API in accordance with the Quality Agreement, including but not limited to FDA inspection reports, warning letters or import alerts.

7.3.                            In the event of a recall of Product that does not result from the breach of Noramco’s obligations under Section 2.4 to manufacture API in accordance with cGMP and the Specifications, as between Noramco and Purchaser, [***]  For the purposes of this Section 7.3, the direct expenses of a recall shall include only [***]

8.                                      MANUFACTURING INTERRUPTIONS, QUOTA RESTRICTIONS AND SHORTAGES

8.1.                            Manufacturing Interruptions.  Purchaser acknowledges that the day-to-day manufacturing operation of the facilities used by Noramco to produce API may be subject to interruptions, fluctuations, slow-downs, suspensions and reductions, due to a variety of reasons in the ordinary course of business (“Manufacturing Interruptions”).  If Noramco believes that a Manufacturing Interruption is reasonably likely to result in a material reduction of API available to be delivered to Purchaser, Noramco shall provide notice to Purchaser of, and consult with Purchaser about, such Manufacturing Interruption prior to or as soon as reasonably possible after the commencement of such Manufacturing Interruption.  After the termination of any Manufacturing Interruption that results in a material reduction of API, Noramco shall promptly communicate to Purchaser regarding the termination of such Manufacturing Interruption and the reason therefor, as well as any actions taken or planned to be taken to prevent a repeat event.

8.2.                            Manufacturing Quota Restrictions.  Purchaser further acknowledges that the production and supply of API is contingent upon DEA rules, orders or directives related to the Manufacturing Quota that may limit or restrict the manufacture or supply of API by Noramco to Noramco’s customers (“Manufacturing Quota Restrictions”).  If Noramco believes that a Manufacturing Quota Restriction is reasonably likely to result in a material reduction or suspension of the delivery of API to Purchaser, Noramco shall promptly consult with Purchaser to coordinate with respect to their respective obligations in accordance with Sections 8.4 and 8.5.

8.3.                            Procurement Quota Restrictions.  It is the sole responsibility of Purchaser, and Purchaser shall use commercially reasonable efforts, to obtain Procurement Quota for API, provided that Noramco shall reasonably cooperate with Purchaser to assist Purchaser in obtaining Procurement Quota.  Noramco acknowledges that Purchaser’s receipt of API manufactured by Noramco is contingent

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

upon DEA rules, orders or directives related to the Procurement Quota that may limit or restrict Noramco’s customers from receiving API manufactured by Noramco (“Procurement Quota Restrictions”).  If Purchaser believes that a Procurement Quota Restriction is reasonably likely to result in Purchaser’s inability to take delivery of an API from Noramco in accordance with the delivery date set forth in a Purchase Order, Purchaser shall promptly consult with Noramco to coordinate with respect to their respective obligations in accordance with Section 8.4.

8.4.                            Failure to Obtain Quota.  Each Party shall use commercially reasonable efforts to prepare and plan for the supply and purchase of API(s) against Purchase Orders to be given in accordance with the Forecasts in anticipation of each Party receiving applicable quota from the DEA.  In the event that a Party does not obtain the necessary Manufacturing Quota or Procurement Quota, as the case may be, to allow it to perform its obligations under this Agreement, such Party shall promptly inform the other Party in writing.  In the event that there is not sufficient Manufacturing Quota or Procurement Quota with respect to an outstanding Purchase Order, such Purchase Order shall nonetheless remain valid and binding upon the Parties, provided that the Purchase Order delivery date will be adjusted by the Parties for a period not to exceed [***] so as to permit receipt of the necessary Manufacturing Quota or Procurement Quota, as the case may be.  In the event that Manufacturing Quota is not received by Noramco within [***] of the original delivery date set forth in a Purchase Order, then such Purchase Order may be, but is not required to be, cancelled by Purchaser by written notice to Noramco, which cancellation shall be Purchaser’s sole and exclusive remedy for the applicable Manufacturing Quota Restriction.  In the event that Purchaser does not obtain Procurement Quota within [***] of the original delivery date set forth in a Purchase Order, [***]

8.5.                            Allocation Among Customers and Cooperation.  Purchaser recognizes that, due to Manufacturing Interruptions or Manufacturing Quota Restrictions, Noramco may produce less API in any given time period than anticipated, and that Noramco may, at its discretion, allocate its available supply of API among its customers, itself, and its Affiliates [***].  Notwithstanding the above, Noramco shall (a) use commercially reasonable efforts to minimize interruptions in the supply of API and (b) use commercially reasonable efforts to coordinate with Purchaser to mitigate against the consequences of any shortages related to Manufacturing Interruptions or Manufacturing Quota Restrictions.

8.6.                            No Liability for Manufacturing Quota Restrictions.  Subject to Noramco’s compliance with its obligations set forth in this Article 8, Noramco shall not be liable to Purchaser for any damage, inconvenience, or any other consequences that may arise from Manufacturing Quota Restrictions.

9.                                      WARRANTIES; DISCLAIMER

9.1.                            Noramco hereby represents, warrants and covenants to Purchaser that:

9.1.1.                  it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

9.1.2.                  it is not subject to any legal, contractual or regulatory restriction, limitation or conditions that may affect adversely its ability to perform its obligations hereunder; and

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

9.1.3.                  all API sold to Purchaser by Noramco pursuant to this Agreement shall meet all Specifications.

9.2.                            Purchaser hereby represents, warrants and covenants to Noramco that:

9.2.1.                  it has the corporate authority to enter into this Agreement and to perform its obligations hereunder; and

9.2.2.                  it is not subject to any legal, contractual or regulatory restriction, limitation or conditions that may affect adversely its ability to perform its obligations hereunder.

9.3.                            THE PARTIES AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND AND THE LIMITED REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 9 ARE THE SOLE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO API AND ARE MADE EXPRESSLY IN LIEU OF, AND EXCLUDE, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY PATENT RIGHTS AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES PROVIDED BY APPLICABLE LAW, INCLUDING THE UNIFORM COMMERCIAL CODE AND THE UN CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

10.                               INDEMNIFICATION; CONSEQUENTIAL DAMAGES AND LIMITATION OF LIABILITY

10.1.                     Purchaser shall indemnify, defend, save and hold Noramco and each of its Affiliates and their respective officers, directors, employees and agents (each a “Noramco Indemnitee”) harmless from and against any liability, loss, costs, damage and/or expense, including reasonable attorneys, experts and consultants fees and disbursements (“Loss or Losses”) in connection with any and all suits, investigations (governmental or otherwise), claims, proceedings or demands initiated or filed by a third party (each an “Action”) against a Noramco Indemnitee, to the extent resulting from or arising out of (a) any breach of any representation, warranty or covenant hereunder by any Purchaser Indemnitee; (b) a Purchaser Indemnitee’s negligence or willful misconduct; or (c) Purchaser’s, manufacture, use or sale of Product, in each case ((a), (b) and (c)), except to the extent that such Losses result from or arise out of a Noramco Indemnitee’s negligence or willful misconduct.

10.2.                     Noramco shall indemnify, defend, save and hold Purchaser and each of its Affiliates and their respective officers, directors, employees and agents (each a “Purchaser Indemnitee”) harmless from and against Loss or Losses in connection with any Action against a Purchaser Indemnitee, to the extent resulting from or arising out of (a) any breach of any representation, warranty or covenant hereunder by a Noramco Indemnitee or (b) a Noramco Indemnitee’s negligence or willful misconduct, in each case ((a) and (b)), except to the extent that such Losses result from or arise out of a Purchaser Indemnitee’s negligence or willful misconduct.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

10.3.                     Upon becoming aware of an Action subject to indemnification under Section 10.1 or 10.2, the Party entitled to indemnification (the “Indemnified Party”) shall give prompt written notice thereof to the other Party (the “Indemnifying Party”), which notice shall include reasonable details of the nature of the Action and the basis of the indemnity claim, and shall further expressly state that the Indemnified Party it is seeking indemnity pursuant to this Agreement.  For the avoidance of doubt, and without prejudice to the Indemnified Party’s obligation to give prompt written notice, an Indemnifying Party’s knowledge of events or circumstances pursuant to which an Indemnified Party might seek indemnification, including correspondence between the Parties regarding a matter for which indemnity is not expressly sought, shall not constitute the notice required by this provision, and any attorneys, experts or consultant fees or expenses incurred by an Indemnified Party prior to proper notice shall be the sole responsibility of such Party; provided, however, that failure to provide timely notice shall not bar any indemnification claim unless the Indemnifying Party shall be, or has been, materially prejudiced by failure to receive such timely notice.  The Indemnifying Party will have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any Action. The Indemnified Party will also have the right, but not the obligation, to participate, at its own expense, in the defense thereof with counsel of its choice. The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any Action, provided that the reasonable cost in doing so shall be paid for by the Indemnifying Party.  If the Indemnifying Party fails, within thirty (30) days after receipt of notice of an Action from the Indemnified Party, to (a) notify the Indemnified Party of its intent to defend such Action or (ii) defend, contest or otherwise protect against such Action or diligently continue to provide defense against such Action after undertaking to do so, then the Indemnified Party will have the right. upon ten (10) days’ prior written notice to the Indemnifying Party, to defend, settle and satisfy such Action and recover the costs of the same from the Indemnifying Party.  No Action may be settled other than by the Party defending the same, and then only with the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party shall have no obligation to obtain the consent of the Indemnified Party to settle an Action if such settlement does not impose on the Indemnified Party any liability or obligation.

10.4.                     EXCEPT TO THE EXTENT INCLUDED IN LOSSES RESULTING FROM OR ARISING OUT OF AN ACTION FOR WHICH ONE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY (OR AN INDEMNITEE OF SUCH OTHER PARTY) PURSUANT TO THIS ARTICLE 10 OR ANY BREACH OF ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR LOSS OF OPPORTUNITY), OR LOST PROFITS EVEN IF DESIGNATED DIRECT DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

10.5.                     Noramco’s maximum liability to Purchaser in any calendar year under this Agreement, including its indemnity obligations, shall not exceed the greater of (a) ten million dollars ($10,000,000) or (b) the total amount paid by Purchaser to Noramco under this Agreement for the prior completed twelve (12) month period.

11.                               CONFIDENTIALITY

11.1.                     Each Party agrees that it and its Affiliates (a) will not disclose any Confidential Information of the other Party to any third party at any time during the Term without the prior written consent of such other Party; (b) will not make use of any Confidential Information of the other Party for any purpose other than the performance of its obligations under this Agreement and (iii) will use all reasonable efforts to prevent unauthorized publication or disclosure by any Person of Confidential Information of the other Party.  Notwithstanding the foregoing, (i) a Party may disclose Confidential Information of the other Party to its Affiliates, and to its and their directors, employees, consultants, and agents, in each case who, in such disclosing Party’s sole determination, have a specific need to know such Confidential Information and who are bound by obligations of confidentiality and restriction on use no less restrictive than those set forth in this Article 11 and (ii) Noramco may disclose Confidential Information of Purchaser in accordance with Section 14.2.

11.2.                     Notwithstanding the foregoing, a Party may, upon reasonable prior written notice to the other Party if permitted, disclose Confidential Information of the other Party to the extent necessary to comply with law or court order, provided that such first Party provides prior written notice of such disclosure to the other Party if permitted and takes all reasonable actions to avoid or minimize the degree of such disclosure.

11.3.                     All Confidential Information in any form must be returned to the Party who disclosed the Confidential Information within thirty (30) days of the termination or expiration of this Agreement, provided that the receiving Party may retain one copy of Confidential Information disclosed to it hereunder as a record of such receiving Party’s ongoing confidentiality obligations under this Agreement, which copy shall either be returned to the Party who disclosed the Confidential Information within thirty (30) days after the [***] period referred

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

to in Section 11.4 or, if not returned, shall continue to be subject to the confidentiality provisions of this Agreement indefinitely.

11.4.                     The confidentiality and non-use obligations of this Agreement shall remain in effect during the Term and for a period of [***] thereafter.

11.5.                     “Confidential Information” means [***]  Notwithstanding the foregoing, Confidential Information does not include information, data or know-how that the receiving Party can show:

(a)                                 was in the public domain at the time of the disclosure to the receiving Party, or thereafter became part of the public domain without any fault of the receiving Party;

(b)                                 rightfully was in its possession prior to the disclosure by the disclosing Party;

(c)                                  was lawfully obtained from a third party who had the right to make such disclosure, as evidenced by written records; or

(d)                                 was developed by the receiving Party independently of that disclosure, as evidenced by written records, by individuals who did not rely on or otherwise use Confidential Information.

12.                               INTELLECTUAL PROPERTY

12.1.                     Noramco hereby grants to Purchaser during the Term a non-exclusive, royalty-free license under the API Manufacturing Patents to (a) use API supplied by Noramco to Purchaser hereunder to make or have made Products for distribution in the United States and (b) offer for sale, sell, commercialize and import Products containing API supplied by Noramco to Purchaser hereunder in the United States.

12.2.                     If (a) Noramco’s process of manufacture of API becomes the subject of a written third party claim for infringement of such third party’s U.S. patent rights and (b) Noramco reasonably determines in [***] that such process is reasonably likely to infringe such third party’s U.S. patent rights (an “Infringement Claim”), Noramco may [***]

12.3.                     All rights to and interests in Noramco’s and its Affiliates’ intellectual property, including any improvements thereto, will remain solely with Noramco and its Affiliates and no right or interest therein is transferred or granted to Purchaser under this Agreement, except as expressly provided for herein or in the Asset Purchase Agreement.  Except as otherwise set forth in the Asset Purchase Agreement, Purchaser agrees that it does not acquire, pursuant to this Agreement, any license or any other right to Noramco’s or its Affiliate’s intellectual property or improvements thereto, except as expressly provided for herein.

12.4.                     [***]

13.                               TERM, RENEWAL AND TERMINATION

13.1.                     The initial term of this Agreement shall commence on the Effective Date and shall continue until the seventh (7th) anniversary of the Effective Date, unless sooner terminated as

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

expressly provided for in this Agreement (the “Initial Term”).  Thereafter, this Agreement shall be automatically renewed for additional terms of one (1) year (each, a “Renewal Term” and all Renewal Terms together with the Initial Term, the “Term”).  If an alternative or replacement source of API has been qualified by Purchaser to supply API for Commercial use, either party may notify the other Party in writing no later than six (6) months prior to the end of the then-current Initial Term or Renewal Term, as the case may be, that it does not wish to renew the Agreement.  If [***], Noramco may notify Purchaser in writing no later than [***] prior to the end of the then-current Initial Term or Renewal Term, as the case may be, that it does not to wish to renew the Agreement.

13.2.                     Purchaser may terminate this Agreement without cause immediately following [***] prior written notice to Noramco; provided, however, that the effective date of such termination shall in no event be earlier than the [***] of the Effective Date.

13.3.                     This Agreement may be terminated by either Party by giving written notice to the other Party if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations hereunder (including any payment obligations) as follows: (a) the terminating Party must send written notice of the material breach or material default to the Breaching Party; and (b) the termination shall become effective sixty (60) days after receipt of such written notice by the Breaching Party unless either (i) the Breaching Party has cured such material breach or default prior to the expiration of such sixty (60) day period or (ii) if such material breach or material default is not capable of being cured within such sixty (60) day period, the Breaching Party has commenced activities reasonably expected to cure such material breach or material default within such sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable, provided that, if such material breach or material default is not cured within one hundred and twenty (120) days after receipt of such written notice by the Breaching Party, the termination shall become effective upon the expiration of such one hundred and twenty (120) day period.

13.4.                     Either Party may terminate this Agreement without prior notice to the other upon the occurrence of any of the following involving the other Party:

(a)                                 that other Party files a petition seeking an order for relief under the Federal Bankruptcy Code (Title 11 of the United States Code), as now or hereafter in effect, or under similar law (including laws in countries or jurisdictions other than the United States), or files a petition in bankruptcy or for reorganization or for an arrangement pursuant to any state bankruptcy law or any similar state or local law (including laws in countries or jurisdictions other than the United States); or

(b)                                 an involuntary case against the other Party as debtor is commenced by a petition under the Federal Bankruptcy Code (Title 11 of the United States Code), as now or hereafter in effect, or under similar law (including laws in countries or jurisdictions other than the United States), or a petition or answer proposing the adjudication of the other Party as a bankrupt or its reorganization pursuant to any state bankruptcy law or any similar state or local law (including laws in countries or jurisdictions other than the United States) is filed in any court and not dismissed, discharged or denied within sixty (60) days after the filing thereof; or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                                  a custodian, receiver, United States Trustee, trustee or liquidator of the other Party or of all or substantially all of the other Party’s property is appointed in any proceedings brought by the other Party; or

(d)                                 a custodian, receiver, United States Trustee, trustee or liquidator is appointed in any proceedings brought against the other Party and is not be discharged within sixty (60) days after that appointment, or if the other Party consents to or acquiesces in such appointment; or

(e)                                  the other Party generally does not pay its debts as those debts become due, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due.

13.5.                     Any expiration or termination of this Agreement shall not release the Parties from liabilities or obligations accrued on or prior to the date of expiration or termination. The following provisions shall survive termination and/or expiration of this Agreement indefinitely or for such shorter period as is provided in such Articles or Sections, along with any other provisions of this Agreement that are necessary to interpret or give effect to any of the following provisions: (a) Sections 6.5, 8.6, 9.3 and 12.3; and (b) Articles 10 (Indemnification; Consequential Damages; Limitations of Liability), 11 (Confidentiality), 15 (Notices); 19 (Dispute Resolution); 23 (No Benefit to Third Parties), and 24 (Publicity).

14.                               INDEPENDENT CONTRACTORS; SUBCONTRACTORS

14.1.                     The status of the Parties under this Agreement is that of independent contractors.  Nothing is this Agreement may be construed as establishing a partnership or joint venture relationship between the Parties hereto.  No Party has the right to enter into any agreements on behalf of the other Party, nor may it represent to any Person that it has that right or authority.

14.2.                     Noramco may subcontract any or all of its obligations hereunder to any of its Affiliates without the approval of Purchaser or to any other third party approved by Purchaser (which approval shall not be unreasonably withheld), provided that Noramco shall remain fully responsible for performing such obligations in compliance with this Agreement and shall take reasonable measures to ensure that its subcontractors perform such obligations in compliance with this Agreement.  [***]  Notwithstanding anything in this Agreement to the contrary, Noramco shall be permitted to share Confidential Information of Purchaser with its permitted subcontractors, provided such subcontractor is bound by obligations of confidentiality and restriction on use no less restrictive than those set forth in Article 11.

15.                               NOTICES

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered, addressed or telecopied to the address or telecopier number set forth below and shall be deemed to have been made:  (a) on the date of service, if served personally on the Party; (b) on the second business day after delivery to an overnight courier service, if first available delivery is indicated and paid for; (c) on the third business day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid; or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(iv) on the date of transmission, if sent by telecopier and confirmation of transmittal is received by the transmitting Party.  Any Party may change its address for purposes of this Article by giving the other Party’s written notice of the new address in the manner set forth above.

If to Purchaser:	Depomed, Inc.
7999 Gateway Blvd., Suite 300
Newark, California 94560
Attention: Legal Department
Facsimile No.: 510-744-8001

If to Noramco:	Noramco, Inc.
500 Swedes Landing Road Wilmington, Delaware 19801 Attention: Vice President Marketing & Business Development Facsimile No.: 302-761-2913

16.                               FORCE MAJEURE

16.1.                     Neither Party will be liable for non-performance or delay in the fulfillment of its obligations under this Agreement if such non-performance or delay is occasioned by any cause beyond the reasonable control of Purchaser or Noramco, as the case may be, including acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, or labor disturbances (regardless of the reasonableness of the demands of the labor force), civil commotion, riots, military invasions, wars, failure of utilities, failure of carriers, inability to obtain any required raw material, energy source, equipment, labor or transportation, at prices and on terms Noramco deems practicable from its usual sources of supply or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority, including changes in law or regulation (“Force Majeure Events”); provided, however, a Force Majeure Event shall never excuse a Party from paying any sum of money owed under the terms of this Agreement.

16.2.                     In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, that Party shall promptly notify the other Party, and shall nevertheless make reasonable, good faith efforts to discharge its obligations, even if in a partial or compromised manner.  In the event that a Force Majeure Event continues for a period of [***], the Party not claiming the Force Majeure Event will be entitled to terminate this Agreement forthwith, but without penalty or liability to the Party affected by the Force Majeure Event, on written notice to the Party claiming the Force Majeure Event, provided that such termination shall not affect any Party’s right to receive amounts which have accrued or became due prior to the termination.

16.3                        The Party affected by a Force Majeure Event shall use commercially reasonable efforts to limit the effects of a Force Majeure Event upon its performance of the Agreement and shall notify the other Party, immediately, of the cessation of the Force Majeure Event.

17.                               ENTIRE AGREEMENT; MODIFICATION

This Agreement, including the appendices hereto which are incorporated by reference, constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings and writings between the Parties that relate to the matters covered herein.  Any terms and conditions of an invoice, acknowledgement or similar document provided by Noramco for

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

API, or any terms and conditions of Purchase Orders provided by Purchaser for API, which are inconsistent with or in addition to the terms of this Agreement shall be null and void.  This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of both Parties.

18.                               WAIVER

No waiver of a breach or default hereunder will be considered valid unless written and signed by the Party granting such waiver, and no waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

19.                               DISPUTE RESOLUTION

19.1.                     Any controversy or claim arising out of or relating to this Agreement, including any such controversy or claim involving any Affiliate of any Party (a “Dispute”), shall first be submitted to mediation according to the Commercial Mediation Procedures of the American Arbitration Association (“AAA”)  (see www.adr.org).  Such mediation shall be attended on behalf of each Party for at least one session by a senior business person with authority to resolve the Dispute.  Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [***] days after the conclusion of the mediation.

19.2.                     Any Dispute that cannot be resolved by mediation within [***] days of notice by one Party to the other of the existence of a Dispute (unless the Parties agree to extend that period) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”; see www.adr.org) and the Federal Arbitration Act, 9 U.S.C. §1 et seq..  The arbitration shall be conducted in New Jersey, by one arbitrator appointed in accordance with the AAA Rules.

19.3.                     The arbitrator shall follow the ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery.  The arbitrator, by accepting appointment, undertakes to exert her or his best efforts to conduct the process so as to issue an award within [***] of her or his appointment, but failure to meet that timetable shall not affect the validity of the award.

19.4.                     The arbitrator shall decide the Dispute in accordance with the substantive law of New Jersey.  The arbitrator may not award special, indirect, incidental, punitive or consequential damages (including loss of profits or loss of opportunity), or lost profits even if designated direct damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.  The award of the arbitrator may be entered in any court of competent jurisdiction.

20.                               SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with applicable law, the invalid or unenforceable part or provision will, so long as it does not go to the essence of this Agreement, be replaced with a revision that accomplishes, to the extent possible, the original

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

commercial purpose of that part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

21.                               SUCCESSORS AND ASSIGNS

This Agreement may not be assigned or otherwise transferred by a Party without the prior written consent of the other Party; provided, however, that (i) either Party may, without such consent, but with notice to the other Party, assign this Agreement, in whole or in part: (a) in connection with the transfer or sale of all or substantially all of such Party’s assets or the line of business for the API (in the case of Noramco) or the Products (in the case of Purchaser); (b) to a successor entity or acquirer in the event of a sale, merger, consolidation, change of control or similar transaction of such Party; or (c) to any Affiliate of such Party (in that case, so long as such assigning Party remains fully liable for all of its obligations hereunder as a primary obligor); (ii) Purchaser may, without such consent, but with notice to Noramco, assign this Agreement (a) in connection with any transaction the primary purpose of which is to change the domicile of Purchaser or (b) to any lender of Purchaser or purchaser of securities used to finance the Transactions as collateral security to secure the obligations of any indebtedness of Purchaser; and (iii) in the event Noramco determines, in its sole discretion, that Noramco and its Affiliates will permanently discontinue all manufacture and supply of API, Seller shall notify Purchaser about the decision without delay and, thereafter, Noramco shall have the right to assign this Agreement in its entirety to [***].  Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 21 will be void.

22.                               COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.  This Agreement, following its execution, may be delivered via telecopier machine or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

23.                               NO BENEFIT TO THIRD PARTIES

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Persons.

24.                               PUBLICITY

Neither Party may make any press release or public statement regarding the subject matter of this Agreement or the existence thereof or use the other Party’s or its Affiliates’ names, trademarks, logos, symbols or other image in any form of advertising, promotion or publicity without the prior written consent of the other Party, except to the extent that the press release or public statement may be required by applicable law.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

25.                               INTERPRETATION

25.1.                     The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

25.2.                     The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

25.3.                     The terms “U.S. Dollars” and “$” shall mean lawful currency of the United States of America.

25.4.                     The terms “include,” “includes” and “including” shall mean “including, without limitation.”

25.5.                     When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

25.6.                     Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next business day following if the last day of the period is not a business day.

25.7.                     The term “United States” shall refer to the United States of America and its territories, including Puerto Rico.

[Remainder of Page is Intentionally Blank]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement on the Effective Date.

Depomed, Inc.

By:	/s/ James A. Schoeneck
Name:	James A. Schoeneck
Title:	President and Chief Executive Officer

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

[Signature Page for API Supply Agreement]

Noramco, Inc.

By:	/s/ Matthew Martin
Name:	Matthew Martin
Title:	General Manager

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

[Signature Page for API Supply Agreement]

APPENDIX A

Products

[***](1)

(1) Two pages omitted and filed separately with the Commission.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

APPENDIX B

Specifications

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

APPENDIX C

Commercial Supply Price

[***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

APPENDIX D

Finished Good Tapentadol Calculation

[***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.